[SODEXHO MARRIOTT SERVICES, INC. COMPANY LOGO]





FOR IMMEDIATE RELEASE                       Media Relations:
                                            Kathy Boyle  (301) 987-4330
                                            Investor Relations:
                                            Leeny Oberg  (301) 987-4333



     SODEXHO MARRIOTT SERVICES, INC. UNVEILS NEW CORPORATE GROWTH STRATEGIES

               Goals call for 20% compound annual growth in EPS,
                       6% compound annual growth in sales



     NEW YORK, NEW YORK, July 29, 1999- At a meeting with securities analysts and money managers held here today, Michel Landel, President and Chief Executive Officer of Sodexho Marriott Services, Inc. (NYSE:SDH), outlined his goals for the nation's largest provider of food and facilities management services to the corporate, education and health care markets. In his introductory remarks, Mr. Landel said, "Our goal is to grow earnings per share at a 20% compounded annual growth rate, while achieving an average of 6% annualized sales growth over the next three years."

     Mr. Landel detailed key elements of his plans for accelerating growth. These include focusing on high growth and under-penetrated markets through adopting a market segmentation approach for all of the Company's business units, encouraging a "client-focused" culture, investing in people and infrastructure, and building a "sales driven" organization. This focus, Mr. Landel noted, would enable the Company to better serve the needs of its clients; improve labor and food management productivity and quality; and result in higher retention of existing clients.

                           REVIEW OF BUSINESS SEGMENTS

     Tom Mulligan, President, Corporate Services; Tony Alibrio, Executive Vice President and President, Health Care Services; Bill Hamman, Executive Vice President and President, Education

Services; and Jim Seaton, President, Schools Services provided overviews of their respective markets, the Company's current performance and the opportunities to improve client satisfaction and the operating results of the Company. Though the clients within these markets have an array of needs and preferences, the macro trends are comparable. Consolidation is taking place within many of these markets, as well as budget restraints and shortages of labor and other resources. The opportunity for the Company lies in creating solutions customized for its clients, understanding changes in the marketplace and, most importantly, the priorities of the individual client. Success within the Company's divisions will be driven by: growth with existing clients; focus on food and facilities management in attractive market segments; improving margins, and retention of existing client accounts.

                              FINANCIAL STRATEGIES

     Larry Hyatt, Senior Vice President and Chief Financial Officer, conducted a financial review of the first nine months ended May 28, 1999. Mr. Hyatt stated that the Company continues to believe that it will finish the current fiscal year with a pro forma earnings per share performance of approximately $0.90 per share, net of one-time items that have a net positive impact of $.04 per share.

     Mr. Hyatt explained, "Our financial strategy is straight forward, and is a critical part of meeting our EPS growth goals." The strategy calls for the Company to: maximize cash flow; reduce debt levels; increase margins; and invest in the business to support future growth and achieve additional cost efficiencies. Mr. Hyatt also detailed the Company's investment strategy for Fiscal 2000, which included reinvesting approximately $20 million of savings derived from synergies into recruiting and training, in addition to accelerating the development of new products and the strengthening of the Company's systems and infrastructure.

                                    SUMMATION

     In closing, Mr. Landel said, "We believe the trend toward outsourcing will continue to grow. We see it across all of our business segments as companies with multiple locations and facilities are looking for a single source to provide a range of outsourced services. By increasing our retention rates, segmenting our markets and implementing our strategic plans, I believe this company can accelerate its growth in the next few years. By executing our strategic plans, I further believe that we can achieve 20% growth in earnings per share over the next three years while, at the same time, enhancing shareholder value."
                                      -###-

     SODEXHO MARRIOTT SERVICES, INC. is the largest provider of outsourced food and facilities management in North America, with more than $4 billion in annual sales. The Company offers a variety of innovative outsourcing solutions, including food services, housekeeping, grounds keeping, plant operations and maintenance, and other support services to the corporate, health care and education markets. The Company is one of the top 50 employers in the United States with 103,000 employees. The Company's headquarters is located at 9801 Washingtonian Boulevard, Gaithersburg, MD 20878.

                                      -###-

     NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These statements are based on the Company's current expectations and relate to anticipated future events that are not historical facts, such as the Company's business strategies and their intended results. The forward-looking statements in this release are subject to numerous risks and uncertainties that could cause the Company's future activities and results of operations to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include: the ability of the Company to adapt to recent changes in its corporate structure, the potential adverse impact of the Company's substantial indebtedness, competition in the food services and facilities management industries, the effects of general economic conditions, the ability of the Company to retain existing clients and obtain new clients, the ability of the Company to remedy any computer-related issues resulting from the advent of the Year 2000, and other factors described from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Transition Report on Form 10-K filed with the Securities and Exchange Commission on November 23, 1998. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements made in this press release or elsewhere from time to time by or on behalf of the Company. The Company assumes no obligation to update any forward-looking statements.